Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

THE PEOPLES HOLDING COMPANY ANNOUNCES SECOND
QUARTER RESULTS

TUPELO, MISSISSIPPI (July 16, 2003) – The Peoples Holding Company (AMEX:PHC) today announced results for the second quarter ended June 30, 2003. Earnings per share for the second quarter increased 2.50% to $0.82 from $0.80 for second quarter 2002. Net income for the second quarter increased 1.51% to $4,557,000 from $4,489,000.

Year to date earnings per share increased 7.89% to $1.64 from $l.52 before the cumulative effect of an accounting change recognized in 2002.

Net interest income for the second quarter of 2003 was down 6.09% while non-interest income grew 18.29% for the second quarter of 2003. These results produced an annualized return on average equity of 12.79% compared with 14.36% for the second quarter of 2002. The annualized return on average assets for the second quarter was 1.27% compared with 1.37% for the prior-year period.

Year to date return on average equity was 13.16% for 2003 compared to 13.54% for 2002 before the cumulative effect of an accounting change recognized in 2002. Year to date return on average assets was 1.30% for 2003 compared to 1.29% for 2002 before the accounting change.

“Despite the continued sluggishness of the economy and pressures on margin, we have continued to show improvement in earnings,” said E. Robinson McGraw, President & CEO of The Peoples Holding Company. “Growth in non-interest income, slower expense growth and improvement in credit quality more than offset slow loan growth and a narrowing of our net interest margin.”

STOCK PRICE AND DIVIDENDS

The market price of The Peoples Holding Company shares was $44.25 per share at June 30, 2003, an increase of 7.93% from $41.00 at June 30, 2002.

Quarterly dividends per share increased from $0.27 to $0.28 in the second quarter 2003, the 17th consecutive year of quarterly increases.

FINANCIAL DETAILS

McGraw added, “A continuation of record low interest rates caused our net interest margin on a tax equivalent basis for the second quarter of 2003 to decline to 4.31% from 4.75% for the comparable period in 2002.”

McGraw said that loan quality remained strong despite the slow economy as evidenced by the net charge-offs. Net charge-offs as a percentage of average loans decreased to 0.04% or $ 333,000 in the second quarter 2003 from 0.15% or $ 1,228,000 in the prior year period resulting in a reduction of almost 44% in the provision for loan losses. The provision for loan losses decreased from $1,075,000 in the second quarter 2002 to $603,000 in the second quarter of 2003. The allowance for loan losses as a percentage of loans was 1.49% at the end of the second quarter 2003 compared to 1.39% at June 30, 2002. Non-performing loans as a percentage of total loans increased to 0.51% at June 30, 2003, from 0.44% at June 30, 2002. The non-performing loans coverage ratio was 296% at June 30, 2003 compared to 318% at June 30, 2002.

As a result of strong growth in service charges, fees related to the sale of insurance products, loan fees and debit card usage, non-interest income increased 18.29% to $7,866,000 in the second quarter of 2003 from $6,650,000 in the second quarter of 2002. “The increase in non-interest income demonstrates the breadth of our financial services and our success in meeting the diverse financial needs of our customers,” McGraw said. At June 30, 2003, non-interest income represented 38% of net operating revenue. Net operating revenue is defined as net interest income plus non-interest income less security gains (losses).

Non-interest expense increased 7.38% for the second quarter of 2003. According to McGraw, “Although part of the expense increase is attributable to normal salary increases and insurance costs, over 40% is related to future income enhancement and professional fees.”

During the second quarter 2003, non-interest income growth outpaced non-interest expense growth by 31%, resulting in a net overhead ratio of 1.66% compared to 1.81% for the second quarter 2002.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Thursday, July 17, 2003, through the Investor Relations page of the Company’s website: www.thepeoplesbankandtrust.com, and through www.companyboardroom.com, or any of CCBN’s distribution network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing (800) 289-0485 and then entering the conference ID number 413384.

ABOUT THE PEOPLES HOLDING COMPANY

The Peoples Holding Company is the parent of Mississippi’s fourth largest commercial bank headquartered in the state. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the Company also is parent of The Peoples Insurance Agency, Inc. The Peoples Bank has assets of approximately $1.4 billion and operates 40 community bank offices in 27 north and north-central Mississippi cities.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission.

THE PEOPLES HOLDING COMPANY Summary Financial Highlights (Unaudited) (Dollars in thousands, except per share amounts)
	Three Months Ended June 30,
	2003	2002
Earnings Summary
Net interest income	$12,444	$13,251
Provision for loan losses	603	1,075

Net interest income after provision for loan losses	11,841	12,176
Noninterest income	7,866	6,650
Noninterest expenses	13,451	12,526

Income before provision for income taxes	6,256	6,300
Provision for income taxes	1,699	1,811

Net income	$4,557	$4,489

Basic and diluted earnings per share	$0.82	$0.80

Weighted average shares outstanding - Basic	5,555,339	5,614,265

Weighted average shares outstanding - Diluted	5,563,118	5,622,047

Selected Ratios
Net interest rate spread	3.99%	4.38%
Net interest margin	4.31%	4.75%
Noninterest expense ratio	3.92%	3.83%
Net overhead ratio	1.66%	1.81%
Efficiency ratio	63.30%	60.54%
Return on average assets	1.27%	1.37%
Return on average equity	12.79%	14.36%

	June 30,	Dec. 31,
	2003	2002

Balance Sheet Summary (Period End):
Total assets	$1,385,335	$1,344,512
Loans, net	865,936	863,308
Deposits	1,149,497	1,099,048
Shareholders' equity	136,700	132,778
Book value per common share	24.71	23.82

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Income for the indicated periods. Additional financial information is available on the Company’s website (www.thepeoplesbankandtrust.com) under the Financial Releases section of Investor Relations.